Exhibit 10.9.1

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "Agreement"), dated as of February 9, 2004, by and between Pharmaceutical Resources, Inc., a Delaware corporation ("Employer"), and Scott L. Tarriff ("Executive").

                                R E C I T A L S :

     A. WHEREAS, Executive is presently employed by Employer in the capacities of President and Chief Executive Officer of Employer and President and Chief Executive Officer of Employer's wholly-owned subsidiary, Par Pharmaceutical, Inc. ("Par"), and currently serves as a member of the Board of Directors of Employer (the "Board"); and

     B. WHEREAS, effective as of September 16, 2003, Employer and Executive desire to cancel and replace Executive's existing employment agreement, dated February 6, 2003, as modified by that certain amendment to his existing employment agreement, dated June 18, 2003 (as amended, the "Existing Employment Agreement"), and enter into this Agreement in order for Executive to continue to perform the duties associated with his positions with Employer and Par on the terms and conditions set forth herein.

     In consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

     1.   EMPLOYMENT.

          1.1. GENERAL. Employer hereby employs Executive in the capacities of President and Chief Executive Officer of Employer and President and Chief Executive Officer of Par at the compensation rate and benefits set forth in
Section 2 hereof for the Employment Term (as defined in Section 3.1 hereof). Executive hereby accepts such employment, subject to the terms and conditions herein contained. In all such capacities, Executive shall perform and carry out such duties and responsibilities that are reasonably consistent with Executive's positions and responsibilities and this Agreement, and shall report to the Executive Chairman of the Board (the "Executive Chairman"), if there shall be one, and the Board.

                1.2. TIME DEVOTED TO POSITION. Executive, during the Employment Term, shall devote substantially all of his business time, attention and skills to the business and affairs of Employer and Par.

                1.3. CERTIFICATIONS. Whenever the Chief Executive Officer and/or Chief Financial Officer of Employer are required by law, rule or regulation or requested by any governmental authority or by Employer's or Par's auditors to provide certifications with respect to Employer's or Par's financial statements or filings with the Securities and Exchange Commission (the "SEC") or any other governmental authority, Executive shall sign such certifications as may be reasonably requested by Employer and/or Par, with such exceptions as Executive deems necessary to make such certifications accurate and not misleading.

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     2.   COMPENSATION AND BENEFITS.

          2.1. SALARY. At all times Executive is employed hereunder, Employer shall pay to Executive, and Executive shall accept, as full compensation for any and all services rendered and to be rendered by him during such period to Employer in all capacities, including, but not limited to, all services that may be rendered by him to any of Employer's subsidiaries, entities and organizations presently existing or hereafter formed, organized or acquired by Employer, directly or indirectly (each, a "Subsidiary" and collectively, the "Subsidiaries"), the following: (i) a base salary at the annual rate of $600,000, or at such increased rate as the Board (through its Compensation and Stock Option Committee), in its sole discretion, may hereafter from time to time grant to Executive, subject to adjustment in accordance with Section 2.2 hereof (as so adjusted, the "Base Salary"); and (ii) any additional bonus and the benefits set forth in Sections 2.3, 2.4 and 2.5 hereof. The Base Salary shall be payable in accordance with the regular payroll practices of Employer applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulations or otherwise.

          2.2. ADJUSTMENTS IN BASE SALARY. On each October 1 during the Employment Term, the Base Salary shall be increased by that percentage, if any, by which the Consumer Price Index, Urban Wage Earners and Clerical Workers, for the New York City metropolitan area, published by the United States Government as of the month of September of such year, exceeds such Index for the immediately preceding September.

          2.3. BONUS. Subject to Section 3.3 hereof, Executive shall be entitled to an annual bonus during the Employment Term in such amount (if any) as determined by the Board (through its Compensation and Stock Option Committee) in its sole discretion, based on such performance criteria as it deems appropriate, including, without limitation, Executive's performance and Employer's earnings, financial condition, rate of return on equity and compliance with regulatory requirements. Subject to the preceding sentence, the target amount of Executive's annual bonus shall be seventy-five (75%) percent of the Base Salary.

          2.4. STOCK OPTIONS. Executive shall be entitled to participate in stock option and similar equity plans of Employer.

          2.5.  EXECUTIVE BENEFITS.

                2.5.1. EXPENSES. Employer shall promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses) hereunder, all in accordance with Employer's policies with respect thereto as in effect from time to time.

                2.5.2. EMPLOYER PLANS. Executive shall be entitled to participate in such employee benefit and welfare plans and programs as Employer may from time to time generally offer or provide to executive officers of Employer or its Subsidiaries, including, but not limited to, participation in life insurance, health and accident, medical plans and programs and profit sharing and retirement plans.

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                2.5.3.    VACATION.  Executive  shall  be  entitled  to four (4)
weeks of paid vacation per calendar year, prorated for any partial year.

                2.5.4. AUTOMOBILE. Employer shall provide Executive with an automobile cash allowance in the amount of $1,050 (gross) per month.

                2.5.5. LIFE INSURANCE. Employer shall obtain (PROVIDED, that Executive qualifies on a non-rated basis) a term life insurance policy, the premiums of which shall be borne by Employer and the death benefits of which shall be payable to Executive's estate, or as otherwise directed by Executive, in the amount of $3 million throughout the Employment Term.

     3.   EMPLOYMENT TERM; TERMINATION.

          3.1. EMPLOYMENT TERM. Executive's employment hereunder shall commence as of September 16, 2003 (the "Commencement Date") and, except as otherwise provided in Section 3.2 hereof, shall continue until the third (3rd) anniversary of the date of this Agreement (the "Initial Term"). Thereafter, this Agreement shall automatically be renewed for successive one-year periods commencing on the third (3rd) anniversary of the date of this Agreement in each subsequent year (the Initial Term, together with any such subsequent employment period(s), being referred to herein as the "Employment Term"), unless Executive or Employer shall have provided a Notice of Termination (as defined in Section 3.4.1 hereof) in respect of his or its election not to renew the Employment Term to the other party at least 180 days prior to such termination. Upon non-renewal of the Employment Term pursuant to this Section 3.1 or termination pursuant to Sections
3.2.1 through 3.2.6 hereof, inclusive, Executive shall be released from any duties hereunder (except as set forth in Sections 4 and 5 hereof) and the obligations of Employer to Executive shall be as set forth in Section 3.3 hereof only.

          3.2. EVENTS OF TERMINATION. The Employment Term shall terminate upon the occurrence of any one or more of the following events:

                3.2.1.    DEATH.  In  the  event  of  Executive's   death,   the
Employment Term shall terminate on the date of his death.

                3.2.2. WITHOUT CAUSE BY EXECUTIVE. Executive may terminate the Employment Term at any time during such Term for any reason or no reason whatsoever by giving a Notice of Termination to Employer. The Date of Termination (as defined in Section 3.4.2) pursuant to this Section 3.2.2 shall be thirty (30) days after the Notice of Termination is given.

                3.2.3. DISABILITY. In the event of Executive's Disability (as hereinafter defined), Employer may, at its option, terminate the Employment Term by giving a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty
(30) days after the Notice of Termination is given. For purposes of this Agreement, "Disability" means disability as defined in any long-term disability insurance policy provided by Employer and insuring Executive, or, in the absence of any such policy, the inability of Executive for 180 days in any twelve- (12) month period to substantially perform his duties hereunder as a result of a physical or mental illness, all as determined in good faith by the Board.

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                3.2.4.    CAUSE.  Employer  may,  at its option,  terminate  the
Employment Term for "Cause" based on objective factors determined in good faith by a majority of the Board as set forth in a Notice of Termination to Executive specifying the reasons for termination and the failure of the Executive to cure the same within ten (10) days after Employer shall have given the Notice of Termination; PROVIDED, HOWEVER, that in the event the Board in good faith determines that the underlying reasons giving rise to such determination cannot be cured, then the ten- (10) day period shall not apply and the Employment Term shall terminate on the date that the Notice of Termination is given. For purposes of this Agreement, "Cause" shall mean (i) Executive's conviction of, guilty or no contest plea to, or confession of guilt of, a felony or other crime involving moral turpitude; (ii) an act or omission by Executive in connection with his employment that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, willful misconduct or other conduct that is materially harmful or detrimental to Employer; (iii) a material breach by Executive of this Agreement; (iv) a continuing failure by Executive to perform such duties as are assigned to Executive by Employer in
accordance  with  this  Agreement,   other  than  a  failure  resulting  from  a
Disability; (v) Executive's knowingly taking any action on behalf of Employer or any of its affiliates without appropriate authority to take such action (the approval of the Executive Chairman shall be deemed appropriate authority); (vi) Executive's knowingly taking any action in conflict of interest with Employer or any of its affiliates given Executive's position with Employer; and/or (vii) the commission of an act of personal dishonesty by Executive in connection with Employer that involves personal profit.

                3.2.5. WITHOUT CAUSE BY EMPLOYER. Employer may, at its option, terminate the Employment Term for any reason or no reason whatsoever (other than for the reasons set forth elsewhere in this Section 3.2) by giving a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the Notice of Termination is given.

                3.2.6. EMPLOYER'S MATERIAL BREACH. Executive may, at his option, terminate the Employment Term upon Employer's material breach of this Agreement and the continuation of such breach for more than ten (10) days after written demand for cure of such breach is given to Employer by Executive (which demand shall identify the manner in which Employer has materially breached this Agreement). Employer's material breach of this Agreement shall mean (i) the failure of Employer to make any payment that it is required to make hereunder to Executive when such payment is due or within two (2) business days thereafter;
(ii) the assignment to Executive, without Executive's express written consent, of duties inconsistent with his positions, responsibilities and status with Employer, or a change in Executive's reporting responsibilities, titles or offices or any plan, act, scheme or design to constructively terminate the Executive, or any removal of Executive from his positions with Employer, except in connection with the termination of the Employment Term by Employer for Cause, without Cause or Disability or as a result of Executive's death or voluntary resignation or by Executive other than pursuant to this Section 3.2.6; (iii) a reduction by Employer in Executive's Base Salary; or (iv) a permanent reassignment of Executive's primary work location, without the consent of Executive, to a location more than 35 miles from Employer's executive offices in Woodcliff Lake, New Jersey.

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          3.3.  CERTAIN  OBLIGATIONS  OF EMPLOYER  FOLLOWING  TERMINATION OF THE
EMPLOYMENT TERM. Following termination of the Employment Term under the circumstances described below, Employer shall pay to Executive or his estate, as the case may be, the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have hereunder against Employer. In connection with Executive's receipt of any or all monies and benefits to be received pursuant to this Section 3.3, Executive shall not have a duty to seek subsequent employment during the period in which he is receiving severance payments and any Severance Amount (as defined in Section 3.3.2 hereof) shall not be reduced solely as a result of Executive's subsequent employment by an entity other than Employer.

                3.3.1. FOR CAUSE. In the event that the Employment Term is terminated by Employer for Cause, Employer shall pay to Executive, in a single lump-sum, an amount equal to any unpaid but earned Base Salary through the Date of Termination. All unexercised stock options granted by Employer to Executive prior to the Commencement Date ("Existing Options"), whether vested or unvested, shall not be terminated if Executive is terminated by Employer for Cause and such options shall continue to be exercisable in accordance with their normal vesting schedules during the period commencing on the grant dates and terminating on the expiration dates specified in Executive's Stock Option Agreements (defined in Section 3.3.6(a) below).

                3.3.2.    WITHOUT   CAUSE  BY  EMPLOYER;   MATERIAL   BREACH  BY
EMPLOYER; ELECTION NOT TO RENEW BY EMPLOYER. In the event that the Employment Term is terminated by Employer pursuant to Section 3.2.5 hereof or by Executive pursuant to Section 3.2.6 hereof or Employer elects not to renew this Agreement at any time pursuant to Section 3.1 hereof, Employer shall pay to Executive, subject to Executive's continued compliance with the terms of Sections 4 and 5 hereof, an amount equal to the Severance Amount. For purposes hereof, "Severance Amount" shall mean two (2) times the Base Salary in effect at such applicable time. Any payments made in accordance with this Section 3.3.2 shall be made in twelve (12) equal installments over the course of one (1) year from the Date of Termination in accordance with Employer's regular payroll practices. Each of the payments, to be made to Executive in accordance with the immediately preceding sentence, shall be subject to Executive's compliance with Sections 4 and 5 of this Agreement. Nothing in this Section 3.3.2 shall limit or restrict Employer from pursuing or obtaining any other remedies which may be available to it in law, contract or otherwise, in addition to the remedies set forth herein, in response to any improper conduct of Executive, or conduct in violation of the parties' agreements.

                3.3.3 WITHOUT CAUSE BY EXECUTIVE; ELECTION NOT TO RENEW BY EXECUTIVE. In the event that the Employment Term is terminated by Executive pursuant to Section 3.2.2 hereof or Executive elects not to renew this Agreement at any time pursuant to Section 3.1 hereof, Employer shall pay to Executive, in a single lump-sum, an amount equal to any unpaid but earned Base Salary through the Date of Termination.

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                3.3.4.    DEATH,  DISABILITY.  In the event that the  Employment
Term is terminated by reason of Executive's death pursuant to Section 3.2.1 hereof or by Employer by reason of Executive's Disability pursuant to Section
3.2.3 hereof, Employer shall pay to Executive, subject to, in the case of Disability, Executive's continued compliance with the terms of Sections 4 and 5 hereof, the Severance Amount, less any life insurance and/or disability insurance benefits received by Executive or his estate pursuant to insurance policies provided by Employer (including pursuant to Section 2.5.5 hereof), payable in accordance with Section 3.3.2 hereof.

                3.3.5. POST-EMPLOYMENT TERM BENEFITS. In the event Executive is terminated pursuant to Sections 3.2.1 through 3.2.6 hereof, inclusive, or either Employer or Executive elects not to renew this Agreement pursuant to
Section 3.1 hereof, Employer shall reimburse Executive for any unpaid expenses pursuant to Section 2.5.1 hereof and if Executive is terminated pursuant to Sections 3.2.3, 3.2.5 or 3.2.6 hereof or Employer elects not to renew this Agreement pursuant to Section 3.1 hereof, Employer shall pay, on behalf of Executive, for a period equal to twenty-four (24) months from the Date of Termination (the "Benefits Period"), subject to Executive's continued compliance with the terms of Sections 4 and 5 hereof, all life insurance, medical, health and accident, and disability plans and programs in which Executive was entitled to participate immediately prior to the Date of Termination; PROVIDED, that Executive's continued participation is legally possible under the general terms and provisions of such plans and programs; and PROVIDED, FURTHER, that in the event Executive is entitled to equal or comparable benefits from a subsequent employer during the Benefits Period, Employer's obligation with respect thereto pursuant to this Section 3.3.5 shall end as of such date. In the event that Executive's participation in any such plan or program is barred, Employer, at its sole cost and expense, shall use its commercially reasonable efforts to provide Executive with benefits substantially similar to those that Executive was entitled to receive under such plans and programs for the remainder of the Benefits Period.

                3.3.6.    STOCK OPTIONS.

                (a) Subject to Section 3.3.6(b) hereof, notwithstanding anything to the contrary contained in Executive's stock option agreements (collectively, the "Stock Option Agreements"), which set forth the terms of all stock options granted to Executive by Employer, all Existing Options, whether vested or unvested, shall not be terminated for any reason and such options shall continue to be exercisable in accordance with their normal vesting schedules during the period commencing on the grant dates and terminating on the expiration dates specified in Executive's Stock Option Agreements. For purposes of clarity, subject only to Section 3.3.6(b) hereof, this Section 3.3.6(a) would be applicable to Executive's Existing Options even if, for example, the Employment Term were to be terminated by Employer for Cause (pursuant to Section
3.2.4 hereof) or by Executive without cause (pursuant to Section 3.2.2 hereof).

                (b) If the Board determines, in good faith, that Executive breached his obligations under Section 4 or 5 hereof, all unexercised stock options (except for the Existing Options) granted by Employer to Executive, whether vested or unvested, shall terminate immediately and be of no further force or effect. The Existing Options shall not be terminated for any reason and such options shall continue to be exercisable in accordance with their normal vesting schedules during the period commencing on the grant dates and terminating on the expiration dates specified in Executive's Stock Option Agreements.

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                (c)   In the event the present Executive  Chairman resigns or is otherwise removed and a new Executive Chairman is selected that is not acceptable to Executive at the time of the selection, and Executive terminates the Employment Term as a result thereof, then Employer's Compensation and Stock Option Committee shall consider whether to accelerate all of Executives unvested stock options.

          3.4.  DEFINITIONS.

                3.4.1. "NOTICE OF TERMINATION" DEFINED. "Notice of Termination" means a written notice that indicates the specific termination provision relied upon by Employer or Executive and, except in the case of termination pursuant to Sections 3.2.1, 3.2.2 or 3.2.5 hereof, that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Term under the termination provision so indicated.

                3.4.2. "DATE OF TERMINATION" DEFINED. "Date of Termination" means such date as the Employment Term expires if not renewed or terminated in accordance with Sections 3.1 or 3.2 hereof.

     4.   PROTECTION   OF   CONFIDENTIAL   INFORMATION   AND   TRADE   SECRETS;
          NON-COMPETITION; NO SOLICITATION.

          4.1. "CONFIDENTIAL INFORMATION" DEFINED. "Confidential Information" means any and all information (oral or written) relating to Employer or any Subsidiary or any entity controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective affiliates, including, but not limited to, information relating to: technology, research, test procedures and results; machinery and equipment; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information which becomes public, other than as a result of a breach of the provisions of Section 4.2 hereof. Without limiting the foregoing, Confidential Information shall also include all information related to products targeted for development by Employer, subjects of research and development, projected launch dates, the United States Food and Drug Administration ("FDA") protocols, projected dates for regulatory filings, consumer studies, market research, clinical research, business plans, content of the New Product Planning Committee meetings, planned expenditures, profit margins, strategic evaluation plans and initiatives, and those commissioned by Employer through outside vendors or consultants, such as IBM, Cap Gemini and LEK, and the content of all business and strategic planning conducted with or through Third Party Relationships (as defined in Section 4.4 hereof). Executive's obligation not to disclose Confidential Information shall be as set forth in Section 4.2 of this Agreement, and shall include but not be limited to his obligation not to place himself in any business position in which use or disclosure of Employer's confidences would be likely, expected or inevitable, for his own benefit or the benefit of any other person or entity.

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          4.2.  EMPLOYER'S PROTECTIBLE INTEREST IN ITS CONFIDENTIAL INFORMATION.
Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or
indirectly,   use,   communicate,   disclose  or  disseminate  any  Confidential
Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order). Executive acknowledges that he has been employed by Employer in executive and chief executive capacities since 1998. Executive acknowledges that, in those fiduciary capacities, he has been afforded unimpeded access to Employer's trade secrets, intellectual property, business opportunities, confidences, business and strategic plans, methods of operation, formulas and formulations, research and development programs, and all other confidential, internal and proprietary information of Employer upon which Employer's business is premised, and which Executive acknowledges is essential for Employer's business success. Executive further acknowledges that such Confidential Information includes and constitutes trade secrets and information not readily available to the general public, which would not have been disclosed to or learned of by Executive had he not been employed by Employer in executive capacities and positions of trust. Executive acknowledges that the Confidential Information is a protectible interest of Employer under applicable law.

          4.3. INTELLECTUAL PROPERTY. Executive acknowledges that, as part of Employer's confidences and trust reposed in him, he has been afforded unimpeded access to Employer's Intellectual Property. As used herein "Intellectual
Property" shall mean and include all research and development, patent applications, patent research and development strategies and planning, protocols for design and approval of products, development plans for manufacturing, sites and raw materials, and all other or related intellectual property of Employer or generated on Employer's behalf or for its benefit with or through others. Executive further acknowledges that all such Intellectual Property is valuable property of Employer, not of Executive, and constitutes Confidential Information and trade secrets in which Employer has a protectible interest under applicable law.

          4.4. BUSINESS RELATIONSHIPS WITH THIRD PARTIES. Executive acknowledges that, in significant part, Employer conducts its business and intends to conduct future business through business relationships with third parties such as agents, contractors, vendors, business partners or affiliates, or joint-venturers ("Third Parties") who, with Employer or on its behalf or for its benefit, engage, inter alia, in research and development, patent strategy or applications, manufacturing, distribution, or similar business enterprises significant to Employer's business ("Third Party Relationships"). Executive agrees that the work product and content of Employer's business plans, relationships, financial arrangements, product development and business confidences involved in the Third Party Relationships, and those planned for or engaged in the future, are Confidential Information in which Employer has a protectible interest under applicable law.

          4.5. UNIQUE CHARACTER OF EXECUTIVE'S POSITION. Executive further acknowledges that his duties for Employer in his executive capacities are and were of a special, unique, extraordinary and intellectual character which placed him in a position of trust and responsibility with Employer in relation to its specialized business, including, without limitation, trust and responsibility relating to conceptualization and/or implementation of Employer's marketing and sales strategies, business relationships developed by Executive with the clients

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and potential clients of Employer, public and investor communications, strategic plans, business targets, projects, partners, and product developments in the unique aspects of the pharmaceutical and generic pharmaceutical business conducted by Employer. Therefore, Executive acknowledges that each of the restrictions set forth in Section 4.7 below are reasonable and necessary to protect Employer from unfair competition by any party using or seeking to use the Employer's Confidential Information and trade secrets, or using or seeking to use Executive's unique skills and knowledge acquired with and for Employer, or his position of trust with Employer, to Employer's disadvantage.

          4.6. NATIONAL AND INTERNATIONAL SCOPE OF BUSINESS. Executive acknowledges that Employer's business includes the manufacture, distribution and/or sale of its products on its own behalf and through Third Party Relationships, is nation-wide in scope among the fifty United States, and also includes Israel and other locations or markets in which Employer has or is developing a Market Presence (as defined in Section 4.7.1 hereof). Accordingly, Executive acknowledges that the restrictions set forth in Sections 4.7 and 4.7.1 below are reasonable in their national and international scope and geographic territory.

          4.7. COVENANT NOT TO COMPETE. Executive agrees that, at all times during his employment by Employer, and for a period of not less than one (1) year following the Date of Termination (the "Non-competition Period"), irrespective of the reason for the termination of the employment relationship, Executive shall not, directly or indirectly, on his own behalf or for his own benefit, or on behalf of or for the benefit of another (other than the Employer), own, operate, manage, engage in, participate in, be employed by, affiliate with, or provide material assistance to, contract for services for or with, render advice or services to or otherwise assist in any capacity, directly or indirectly (whether as an officer, director, partner, agent, investor, consultant, contractor, employee, equityholder, lender, counselor, or otherwise) any Competitive Enterprise, as defined in Section 4.7.1 below. Notwithstanding the foregoing, so long as Executive refrains from participating in any of the business affairs of a Competitive Enterprise that relate to a Competitive Product (as defined in Section 4.7.1 below), Executive shall be able to provide any other type of assistance to such Competitive Enterprise during the Non-competition Period. In addition, this Section 4.7 shall not apply if Executive's Employment Term is terminated (i) without cause by Employer pursuant to Section 3.2.5 or (ii) upon Employer's material breach of this Agreement pursuant to Section 3.2.6. Furthermore, nothing herein shall prevent Executive from owning up to 2% of publicly traded securities in a Competitive Enterprise.

                4.7.1. DEFINITION OF COMPETITIVE ENTERPRISE AND GEOGRAPHIC TERRITORY COVERED. As used herein, the term "Competitive Enterprise" means and includes any person, association, business, or entity: (a) that manufactures, markets, licenses, distributes, contracts for the sale of, or sells (or causes to be manufactured, marketed, licensed, distributed, contracted for or sold through others) any product that competes with, or is developing any product that is intended to compete with (i) any product manufactured, marketed, distributed, licensed, contracted for sale or sold by Employer or through its Third Party Relationships, or (ii) any product which the Employer has developed, targeted for development, or is developing for manufacture, marketing, license, distribution, contract, or sale and which is projected to reach the wholesale or retail market within five (5) years of the date of this Agreement (each, a "Competitive Product"); or (b) that obtains finished goods, source materials, or research and development (i) from any source or supplier with whom Employer regularly does business ("Employer Source"), or (ii) to formulate any Competitive Product. The geographic territory covered by the term "Competitive Enterprises" includes any such person, association, business or entity (a) doing business in the United States or in Israel or any other location or market in which Employer has a Market Presence (defined as more than DE MINIMUS gross revenue as to any product line or business of Employer as of the Date of Termination), whether or not through a Third Party Relationship, or (b) obtaining finished goods, source materials, or resources and development for a Competitive Product in any location or market in which Employer does so, or from any Employer Source, wherever located; and includes any person, association, business or entity, (c) outside the United States or Israel which manufactures, markets, licenses, contracts for, distributes or sells (or causes to be manufactured, marketed, licensed, contracted for, distributed or sold through others) any Competitive Product, or engages in the development of any Competitive Product intended to be manufactured, distributed, licensed, contracted for or sold in the United States, Israel or any other location or market in which Employer has a Market Presence.

          4.8. COVENANT NOT TO SOLICIT SUPPLIERS AND OTHERS. Executive shall not, while employed by Employer and for a period of one (1) year following the Date of Termination, directly or indirectly solicit or divert (or seek to divert) or entice away, for the benefit of Executive or any other person or entity, or cause (or attempt to cause) or persuade in any manner to cease doing business with Employer or reduce its level of business with Employer, any Third Party Relationship, client, supplier, vendor, contractor, business partner, licensee, licensor, agent or investor, or supplier of source materials or finished goods, product lines or research, who was doing business with Employer at any time within twelve (12) months prior to the Date of Termination, or who was actively engaged in discussions in contemplation of any such business relationship during such period. During the above-referenced one- (1) year period, Executive may not accept business from any of the above-referenced entities where doing so would have the effect of diverting Employer's existing business, or would have the effect of reducing its existing level of business with such entities.

          4.9. COVENANT NOT TO HIRE OR SOLICIT EMPLOYEES. Except with the express written permission of Employer, Executive shall not, while employed by Employer and for a period of two (2) years following the Date of Termination, directly or indirectly hire, retain or engage, or offer to hire, retain or engage, or solicit for employment or other retention or engagement of services, or otherwise induce to leave Employer, for the benefit of Executive or any other person or entity, any employee, consultant or contractor who is then employed by or engaged by Employer or was so employed or engaged as of the Date of Termination.

          4.10. TOLLING DURING PERIODS OF VIOLATION. The parties agree that, in the event Executive violates any of the provisions of Sections 4.7, 4.8 or 4.9 hereof during the time periods of restriction set forth respectively therein, any such period of restriction shall be tolled for the duration of such violation, and the applicable period of restriction shall not expire, and shall be extended for a period of time commensurate with the duration of the violation.

          4.11. GOODWILL. Executive acknowledges that, through and solely as a result of his employment by Employer, he has acquired a continuing equity stake in the Employer's business in the form of substantial and valuable stock options granted by Employer, portions of which grants have been exercised by Executive to his significant economic advantage. Accordingly, solely for purposes of enforcement of the covenants contained in this Section 4, Executive agrees to be deemed and regarded under applicable legal precedent as if he were in the same position as a seller of a business interest and goodwill appurtenant thereto.

          4.12. APPLICATION IRRESPECTIVE OF REASON FOR TERMINATION OF EMPLOYMENT. In light of the acknowledgements set forth in this Section 4, the parties agree that the provisions of this Section 4 shall apply in the event of Executive's termination from employment, whether by Employer or Executive, whether for Cause or without Cause, or for any other reason or asserted reasons.

          4.13. EMPLOYER DEFINED. For purposes of Section 4 hereof, "Employer" shall mean and include Employer, Par, FineTech Laboratories Ltd., and any parent corporations, affiliates, subsidiaries and joint ventures.

          4.14. PROPERTY RIGHTS; ASSIGNMENT OF INVENTIONS. With respect to information, inventions and discoveries or any interest in any copyright and/or other property right developed, made or conceived of by Executive, either alone or with others, at any time during his employment by Employer and whether or not within working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, Employer is engaged or (if such is known to or ascertainable by Executive) is considering engaging, Executive hereby agrees:

                (a) that all such information, inventions and discoveries or any interest in any copyright and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of Employer;

                (b) to disclose promptly to an authorized representative of Employer all such information, inventions and discoveries or any copyright and/or other property right and all information in Executive's possession as to possible applications and uses thereof;

                (c) not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of Employer (other than Executive);

                (d) that Executive hereby waives and releases any and all rights Executive may have in and to such information, inventions and discoveries, and hereby assigns to Employer and/or its nominees all of Executive's right, title and interest in them, and all Executive's right, title and interest in any patent, patent application, copyright or other property right based thereon. Executive hereby irrevocably designates and appoints Employer and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for him and on his behalf and in his stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Executive; and

                (e) at the request of Employer, and without expense to Executive, to execute such documents and perform such other acts as Employer deems necessary or appropriate, for Employer to obtain patents on such inventions in a jurisdiction or jurisdictions designated by Employer, and to assign to Employer or its designee such inventions and any and all patent applications and patents relating thereto.

     5. CONTINUED COOPERATION; RETURN OF DOCUMENTS AND PROPERTY; INJUNCTIVE RELIEF; NON-EXCLUSIVITY AND SURVIVAL.

          5.1. CONTINUED COOPERATION. Executive shall, during and after the conclusion of his employment relationship for any reason, cooperate fully with Employer with respect to any internal or external agency or legal investigation (whether conducted by the FDA, SEC, or otherwise), lawsuits, financial reports, or with respect to other matters within his knowledge, responsibilities or purview. Employer will pay a reasonable per diem for post-termination services rendered by Executive in compliance herewith, based on Executive's Base Salary (in effect at such applicable time) and time reasonably expended by him. Executive shall execute all lawful documents reasonably necessary for Employer to secure or maintain its Intellectual Property, Confidential Information, or other business requirements.

          5.2. RETURN OF DOCUMENTS AND PROPERTY. Executive shall, upon the conclusion of the employment relationship for any reason, participate in an exit interview, and shall deliver promptly to Employer all documents, records, files, customer or client materials, computer files or discs, and Confidential Information fixed in any tangible medium of expression, together with all computers and harddrives, employee identification cards, Employer credit cards, keys, and any other physical property of Employer.

          5.3.  INJUNCTIVE RELIEF. The parties hereby acknowledge and agree that
(a) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under Sections 4 and 5 hereof; (b) monetary damages will not be an adequate remedy for any such breach; (c) Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (d) the existence of any claims that Executive may have against Employer, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer of any of its rights under Sections 4 and 5 hereof. All of the parties' covenants and Employer's rights to specific enforcement, injunctive relief, and other remedies as set forth herein shall apply in the event of any breach or threatened breach by Executive of any of the provisions of Sections 4 and 5 hereof, without the requirement of posting a bond or other security in connection with any such application for specific performance or injunctive relief, which is hereby waived. The parties further agree that any action concerning alleged breach of Sections 4 and 5 hereof shall not be brought or addressed in arbitration, and the existence of any demand for arbitration or pendency of any dispute in arbitration under this Agreement shall not be a basis to delay or defer adjudication by a court of any demand for specific performance, injunctive relief, or other remedies in relation to any alleged breach of Sections 4 and 5 hereof.

          5.4. NON-EXCLUSIVITY AND SURVIVAL. The covenants of Executive contained in Sections 4 and 5 hereof are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any termination of the Employment Term by either party and any investigation made with respect to the breach thereof by Employer at any time.

     6.   MISCELLANEOUS PROVISIONS.

          6.1. SEVERABILITY. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

          6.2. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the two parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

          6.3. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand, overnight delivery or facsimile (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

     If to Employer, to:

          Pharmaceutical Resources, Inc.
          300 Tice Boulevard
          Woodcliff Lake, New Jersey 07677
          Attention:  Dennis J. O'Connor, Vice President - Finance and
                      Administration
          Telecopy No.:  (201) 391-7693
          E-mail: doconnor@parpharm.com

     Copy to:

          Stephen A. Ollendorff, Esq.
          Kirkpatrick & Lockhart LLP
          599 Lexington Avenue
          New York, New York  10022
          Telecopy No.:  (212) 536-3901
          E-mail: sollendorff@kl.com

     If to Executive, to:

          Scott L. Tarriff
          c/o Pharmaceutical Resources, Inc.
          300 Tice Boulevard
          Woodcliff Lake, New Jersey 07677

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

          6.4. AMENDMENT. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Employer and Executive.

          6.5.  ENTIRE  AGREEMENT.  This  Agreement and, with respect to Section
3.3.6 hereof, Executive's Stock Option Agreements and the governing stock option plans constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings of the parties hereto, oral or written, including, but not limited to, the Existing Employment Agreement and that certain Trade Secret, Non-Disclosure and Restrictive Covenant Agreement, dated as of October 19, 1999 (the "Restrictive Covenant Agreement"), with respect to the subject matter hereof. Executive and Employer hereby agree that each of the Existing Employment Agreement and the Restrictive Covenant Agreement is hereby superseded and of no further force and effect, and that this Agreement shall be effective as of the date hereof. In the event of any conflict between Section 3.3.6 hereof and Executive's Stock Option Agreements, Section 3.3.6 shall govern. Employer and Executive shall execute and deliver all such further documents as may be necessary to carry out the intent of the preceding sentence.

          6.6.  APPLICABLE   LAW.  This  Agreement  shall  be  governed  by  and
construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be wholly performed therein.

          6.7. HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

          6.8. BINDING EFFECT; SUCCESSORS AND ASSIGNS. Executive may not delegate any of his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and beneficiaries, successors and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

          6.9. WAIVER, ETC. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be construed or deemed to be a waiver of any other or subsequent breach.

          6.10. CAPACITY, ETC. Each of Executive and Employer hereby represents and warrants to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound or violate the law; and (c) this Agreement is his or its valid and binding obligation enforceable in accordance with its terms.

          6.11. ENFORCEMENT; JURISDICTION. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith. Subject to Section 6.12 hereof, any legal action, suit or proceeding, in equity or at law, arising out of or relating to this Agreement shall be instituted exclusively in the State or Federal courts located in the State and County of New York and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or should be transferred, or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.

          6.12. ARBITRATION.

                (a) Any dispute under Section 3 hereof, including, but not limited to, the determination by the Board of a termination for Cause pursuant to Section 3.2.4 hereof, or in respect of the breach thereof shall be settled by arbitration in the Borough of Manhattan, City of New York. The arbitration shall be accomplished in the following manner. Either party may serve upon the other party written demand that the dispute, specifying the nature thereof, shall be submitted to arbitration. Within ten (10) days after such demand is given in accordance with Section 6.3 hereof, each of the parties shall designate an arbitrator and provide written notice of such appointment upon the other party. If either party fails within the specified time to appoint such arbitrator, the other party shall be entitled to appoint both arbitrators. The two (2)
arbitrators so appointed shall appoint a third arbitrator. If the two arbitrators appointed fail to agree upon a third arbitrator within ten (10) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association (the "AAA"), or any successor thereto, or if the AAA or its successor fails to appoint a third arbitrator within ten (10) days after such request, then either party may apply, with written notice to the other, to the Supreme Court of the State of New York, New York County, for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.

                (b) The decision of the arbitrators shall be final and binding upon the parties. The party against whom the award is rendered (the "non-prevailing party") shall pay all fees and expenses incurred by the prevailing party in connection with the arbitration (including fees and disbursements of the prevailing party's counsel), as well as the expenses of the arbitration proceeding. The arbitrators shall determine in their decision and award which of the parties is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitration shall be conducted, to the extent consistent with this Section 6.12, in accordance with the then prevailing rules of commercial arbitration of the AAA or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have the full right to cross-examine the experts and authorities. The arbitrators shall render their award, upon the concurrence of at least two of their number, not later than thirty (30) days after the appointment of the third arbitrator. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrators shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrators is expressly limited accordingly. Judgment may be entered on the award of the arbitrators and may be enforced in any court of competent jurisdiction.



                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.



                          PHARMACEUTICAL RESOURCES, INC.


                          By: /s/ Peter S. Knight
                              -----------------------------------------
                              Name:    Peter S. Knight
                              Title:   Chairman of the Compensation and
                                       Stock Option Committee

                          /s/ Scott L. Tarriff
                          ---------------------------------------------
                          Scott L. Tarriff